Exhibit 11.1

                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
                 (in thousands of dollars except share amounts)
                                   (Unaudited)

                                            Third Quarter                          Nine Months
                                    ------------------------------       ------------------------------
                                        1996              1995               1996              1995
                                    -----------        -----------       -----------        -----------
Actual common shares
outstanding                           4,679,697          4,678,729         4,679,697          4,679,697

Common shares issuable
  under outstanding stock
  options                                    --             49,017                --                 --

Stock repurchase                       (705,300)                --          (705,300)                --

Weighted average common
  shares issued upon exercise
  of stock options                       22,500                905            11,311                 --

Total weighted average
 shares outstanding                   3,996,897          4,728,651         3,985,708          4,679,697
                                    ===========        ===========       ===========        ===========

Net income (loss)                   $       870        $        71       $       162        $    (4,494)
                                    ===========        ===========       ===========        ===========

Net income (loss) per share         $       .22        $       .02       $       .04        $      (.96)
                                    ===========        ===========       ===========        ===========